Exhibit 99.5

FREESCALE SEMICONDUCTOR, INC.

Consent of Prospective Director

As required by Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference to my name as a prospective director of Freescale Semiconductor, Inc. in the section entitled “Management” in the prospectus forming a part of a registration statement on Form S-1 of Freescale Semiconductor, Inc., initially filed with the U.S. Securities and Exchange Commission on December 17, 2003, as amended from time to time.

/s/ B. Kenneth West

B. Kenneth West

Dated: May 28, 2004.